Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

FIRST QUARTER RESULTS

MIAMI (March 25, 2014) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income of $2 million, or $0.00 diluted EPS for the first quarter of 2014 compared to non-GAAP net income for the first quarter of 2013 of $67 million, or $0.08 diluted EPS. For the first quarter of 2014, U.S. GAAP net loss, which included net unrealized losses on fuel derivatives of $17 million, was $15 million, or $0.02 diluted loss per share. For the first quarter of 2013, U.S. GAAP net income was $37 million, or $0.05 diluted earnings per share. Revenues for the first quarter of 2014 were $3.6 billion in line with the prior year.

Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted that first quarter non-GAAP earnings were better than anticipated in the company’s December guidance due to better than expected ticket prices for Carnival Cruise Lines and our continental European brands, as well as the timing of certain expenses.

Donald noted, “We see progress with our continental European brands and continue to be pleased with Carnival Cruise Lines’ pace of improvement. Exciting product innovations and strategic marketing initiatives at Carnival Cruise Lines have driven strong close-in demand resulting in sequential improvement in year-over-year quarterly ticket prices for the brand.” During the quarter, Carnival Cruise Lines announced an exclusive partnership with Dr. Seuss Enterprises to bring the beloved children’s brand and favorite characters to its fleet and the Carnival LIVE Concert Series, which brings the best in live music to the seas with a diverse roster of popular music artists including Jennifer Hudson, Lady Antebellum and Jewel. These brand building initiatives complement the continued roll-out of its Fun Ship 2.0 product enhancement program, as well as ongoing travel agent outreach and the unprecedented Great Vacation Guarantee. In addition, Carnival Cruise Lines was the national cruise line advertiser of the Sochi 2014 Olympic Winter Games, with its creative “Bobslide” campaign which targeted the family segment and furthered the brand’s new marketing campaign launched last fall.

Key metrics for the first quarter 2014 compared to first quarter 2013 and December guidance were as follows:

•	On a constant dollar basis, net revenue yields (net revenue per available lower berth day or “ALBD”) decreased 2.1 percent for 1Q 2014. Gross revenue yields decreased 1.9 percent in current dollars.
•

Net cruise costs excluding fuel per ALBD increased 3.3 percent in constant dollars driven by higher advertising spend. Costs were better than December guidance, up 4.5 to 5.5 percent primarily due to the timing of certain expenses. Gross cruise costs including fuel per ALBD in current dollars were flat.

•	Fuel prices declined 3.4 percent to $654 per metric ton for 1Q 2014 from $677 per metric ton in 1Q 2013 but were higher than December guidance of $643 per metric ton.
•	Fuel consumption per ALBD decreased 4.8 percent in 1Q 2014 compared to the prior year.

2014 Outlook

Since January, booking volumes for the remainder of the year are running well ahead of last year at lower prices. At this time, cumulative advance bookings for the remainder of 2014 are ahead of the prior year at prices below prior year levels.

Donald noted, “We have experienced a solid wave season, with booking volumes up almost 20 percent globally surpassing last year’s cumulative advance booking levels, albeit at lower prices. Many guests are booking further in advance, which increases visibility and builds confidence that yield comparisons will turn positive in the second half of 2014. Increased interest across our brands is an encouraging indication that our message is resonating as consumers recognize the strong value proposition and exceptional vacation experiences we provide.”

The company continues to expect full year 2014 net revenue yields, on a constant dollar basis, to be down slightly compared to the prior year (in line with the prior year on a current dollar basis). The company also continues to expect net cruise costs excluding fuel per ALBD for full year 2014 to be slightly higher than the prior year on a constant dollar basis.

Taking the above factors into consideration, the company forecasts full year 2014 non-GAAP diluted earnings per share to be in the range of $1.50 to $1.70, compared to 2013 non-GAAP diluted earnings of $1.58 per share.

Looking forward, Donald stated, “We are on the path toward improved financial performance. We are working hard to maintain the momentum with additional product initiatives, continuous improvement in our already high guest satisfaction levels and greater utilization of our global scale.”

Second Quarter 2014 Outlook

Second quarter constant dollar net revenue yields are expected to decrease 3 to 4 percent compared to the prior year. Net cruise costs excluding fuel per ALBD for the second quarter are expected to be up 2.5 to 3.5 percent on a constant dollar basis compared to the prior year due primarily to higher selling and administrative costs.

Based on the above factors, the company expects non-GAAP diluted earnings (loss) for the second quarter 2014 to be in the range of $(0.02) to $0.02 per share versus 2013 non-GAAP earnings of $0.07 per share.

Selected Key Forecast Metrics

Second Quarter 2014
Year over year change:	Current Dollars	Constant Dollars

Net revenue yields	(0.5) to (1.5)%	(3.0) to (4.0)%

Net cruise costs excl. fuel / ALBD	4.5 to 5.5%	2.5 to 3.5%

	Full Year 2014	Second Quarter 2014
Fuel price per metric ton	$ 653	$649
Fuel consumption (metric tons in thousands)	3,230	815
Currency: Euro	$1.38 to €1	$1.39 to €1
Sterling	$1.67 to £1	$1.67 to £1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (2:00 p.m. GMT) today to discuss its 2014 first quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 101 ships totaling 208,000 lower berths with eight new ships scheduled to be delivered between 2014 and 2016. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact, among other things, the forecasting of our non-GAAP earnings per share; net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; net cruise costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill and trademark fair values and outlook. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. These factors include, but are not limited to, the following:

•	general economic and business conditions;
•	increases in fuel prices;
•

incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew;

•	the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel;
•	negative publicity concerning the cruise industry in general or us in particular, including any adverse environmental impacts of cruising;
•	litigation, enforcement actions, fines or penalties;
•	economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs;
•

changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate;

•	our inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations;
•	increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages;
•	lack of continuing availability of attractive, convenient and safe port destinations on terms that are favorable or consistent with our expectations;
•

continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the prices for, the services and products provided by these vendors;

•	disruptions and other damages to our information technology and other networks and operations, and breaches in data security;
•	failure to keep pace with developments in technology;
•	competition from and overcapacity in the cruise ship and land-based vacation industry;
•	loss of key personnel or our ability to recruit or retain qualified personnel;
•	union disputes and other employee relation issues;
•	disruptions in the global financial markets or other events may negatively affect the ability of our counterparties and others to perform their obligations to us;
•	the continued strength of our cruise brands and our ability to implement our brand strategies;
•	our international operations are subject to additional risks not generally applicable to our U.S. operations;
•	geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect;
•	our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates;
•	fluctuations in foreign currency exchange rates;
•

whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations;

•	risks associated with the dual listed company arrangement and
•	uncertainties of a foreign legal system as Carnival Corporation and Carnival plc are not U.S. corporations.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT Roger Frizzell 1 305 406 7862	INVESTOR RELATIONS CONTACT Beth Roberts 1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in millions, except per share data)

	Three Month Ended February 28,
	2014	2013
Revenues
Cruise
Passenger tickets	$2,727	$2,740
Onboard and other	850	844
Tour and other	8	9

	3,585	3,593

Operating Costs and Expenses
Cruise
Commissions, transportation and other	620	617
Onboard and other	114	127
Fuel	523	559
Payroll and related	481	460
Food	245	243
Other ship operating	590	579
Tour and other	15	14

	2,588	2,599
Selling and administrative	521	460
Depreciation and amortization	404	389

	3,513	3,448

Operating Income	72	145

Nonoperating (Expense) Income
Interest income	2	2
Interest expense, net of capitalized interest	(72)	(83)
Losses on fuel derivatives, net	(16)	(28)
Other income, net	—	3

	(86)	(106)

(Loss) Income Before Income Taxes	(14)	39
Income Tax Expense, Net	(1)	(2)

Net (Loss) Income	$(15)	$37

(Loss) Earnings Per Share
Basic	$(0.02)	$0.05

Diluted	$(0.02)	$0.05

Non-GAAP Earnings Per Share-Diluted (a)	$0.00	$0.08

Dividends Declared Per Share	$0.25	$0.25

Weighted-Average Shares Outstanding – Basic	776	776

Weighted-Average Shares Outstanding – Diluted	776	778

(a)	See the U.S. GAAP net income to non-GAAP net income reconciliations in the Non-GAAP Financial Measures included herein.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	February 28,	November 30,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$421	$462
Trade and other receivables, net	258	405
Insurance recoverables	269	381
Inventories	381	374
Prepaid expenses and other	316	315

Total current assets	1,645	1,937

Property and Equipment, Net	32,991	32,905
Goodwill	3,226	3,210
Other Intangibles	1,296	1,292
Other Assets	747	760

	$39,905	$40,104

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$406	$60
Current portion of long-term debt	1,212	1,408
Accounts payable	554	639
Claims reserve	352	456
Accrued liabilities and other	1,084	1,126
Customer deposits	3,080	3,031

Total current liabilities	6,688	6,720

Long-Term Debt	7,992	8,092
Other Long-Term Liabilities	755	736
Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 652 shares at 2014 and 651 shares at 2013 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 216 shares at 2014 and 2013 issued	358	358
Additional paid-in capital	8,333	8,325
Retained earnings	18,573	18,782
Accumulated other comprehensive income	273	161
Treasury stock, 59 shares at 2014 and 2013 of Carnival Corporation and 32 shares at 2014 and 2013 of Carnival plc, at cost	(3,074)	(3,077)

Total shareholders’ equity	24,470	24,556

	$39,905	$40,104

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended February 28,
	2014	2013
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	18,286	17,979
Occupancy percentage (b)	102.9%	104.0%
Passengers carried (in thousands)	2,408	2,305
Fuel consumption in metric tons (in thousands)	800	827
Fuel consumption in metric tons per ALBD	0.044	0.046
Fuel cost per metric ton consumed	$654	$677
Currencies
U.S. dollar to €1	$1.37	$1.33
U.S. dollar to £1	$1.65	$1.58
U.S. dollar to Australian dollar	$0.89	$1.04

CASH FLOW INFORMATION
Cash from operations	$477	$399
Capital expenditures	$353	$241
Dividends paid	$194	$582

(a)	ALBD is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.
(b)	In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

FUEL DERIVATIVES

At February 28, 2014, our outstanding fuel derivatives consisted of zero cost collars on Brent crude oil to cover a portion of our estimated fuel consumption as follows:

Maturities (a) (b)	Transaction Dates	Barrels (in thousands)	Weighted-Average Floor Prices	Weighted-Average Ceiling Prices	Percent of Estimated Fuel Consumption Covered
Fiscal 2014 (Q2-Q4)
	November 2011	1,584	$85	$114
	February 2012	1,584	$88	$125
	June 2012	1,782	$71	$116
	May 2013	1,296	$85	$108

		6,246			46%

Fiscal 2015
	November 2011	2,160	$80	$114
	February 2012	2,160	$80	$125
	June 2012	1,236	$74	$110
	April 2013	1,044	$80	$111
	May 2013	1,884	$80	$110

		8,484			46%

Fiscal 2016
	June 2012	3,564	$75	$108
	February 2013	2,160	$80	$120
	April 2013	3,000	$75	$115

		8,724			47%

Fiscal 2017
	February 2013	3,276	$80	$115
	April 2013	2,028	$75	$110
	January 2014	1,800	$75	$114

		7,104			38%

Fiscal 2018
	January 2014	2,700	$75	$110	15%

(a)	Fuel derivatives mature evenly over each month within the above fiscal periods.
(b)	We will not realize any economic gain or loss upon the monthly maturities of our zero cost collars unless the average monthly price of Brent crude oil is above the ceiling price or below the floor price.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues, without rounding, by ALBDs as follows (dollars in millions, except yields) (a) (b):

	Three Months Ended February 28,
	2014	2014 Constant Dollar	2013
Passenger ticket revenues	$2,727	$2,703	$2,740
Onboard and other revenues	850	848	844

Gross cruise revenues	3,577	3,551	3,584

Less cruise costs

Commissions, transportation and other	(620)	(611)	(617)
Onboard and other	(114)	(113)	(127)

	(734)	(724)	(744)

Net passenger ticket revenues	2,107	2,092	2,123
Net onboard and other revenues	736	735	717

Net cruise revenues	$2,843	$2,827	$2,840

ALBDs	18,286,305	18,286,305	17,979,235

Gross revenue yields	$195.61	$194.20	$199.34
% decrease vs. 2013	(1.9)%	(2.6)%
Net revenue yields	$155.48	$154.59	$157.95
% decrease vs. 2013	(1.6)%	(2.1)%

Net passenger ticket revenue yields	$115.18	$114.38	$118.07
% decrease vs. 2013	(2.5)%	(3.1)%

Net onboard and other revenue yields	$40.31	$40.21	$39.88
% increase vs. 2013	1.1%	0.8%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended February 28,
	2014	2014 Constant Dollar	2013
Cruise operating expenses	$2,573	$2,556	$2,585
Cruise selling and administrative expenses	519	516	458

Gross cruise costs	3,092	3,072	3,043

Less cruise costs included above
Commissions, transportation and other	(620)	(611)	(617)
Onboard and other	(114)	(113)	(127)
Losses on ship sales, net	—	—	(2)

Net cruise costs	2,358	2,348	2,297
Less fuel	(523)	(523)	(559)

Net cruise costs excluding fuel	$1,835	$1,825	$1,738

ALBDs	18,286,305	18,286,305	17,979,235

Gross cruise costs per ALBD	$169.11	$167.98	$169.24
% decrease vs. 2013	(0.1)%	(0.7)%
Net cruise costs per ALBD	$128.98	$128.37	$127.74
% increase vs. 2013	1.0%	0.5%

Net cruise costs excluding fuel per ALBD	$100.38	$99.77	$96.63
% increase vs. 2013	3.9%	3.3%

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended
	February 28,
	2014	2013
Net income – diluted
U.S. GAAP net (loss) income	$(15)	$37
Losses on ship sales, net (c)	—	2
Unrealized losses on fuel derivatives, net (d)	17	28

Non-GAAP net income	$2	$67

Weighted-average shares outstanding – diluted	776 (d)	778

Earnings per share – diluted
U.S. GAAP (loss) earnings per share	$(0.02)	$0.05
Losses on ship sales, net (c)	—	—
Unrealized losses on fuel derivatives, net (d)	0.02	0.03

Non-GAAP earnings per share	$0.00	$0.08

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business and gains and losses on ship sales including impairments, net that are not part of our core operating business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. generally accepted accounting principles (“U.S. GAAP”) consolidated financial statements.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices and food expenses, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross cruise revenues, net of (1) onboard and other revenues and (2) commissions, transportation and other costs. Net onboard and other revenues reflect gross cruise revenues, net of (1) passenger ticket revenues and (2) onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. In addition, we exclude gains and losses on ship sales including impairments, net from our calculation of net cruise costs with and without fuel as they are not considered part of our core operating business and are not included in our non-GAAP net income and non-GAAP earnings per share. Accordingly, we have changed our previously reported net cruise costs per ALBD and net cruise costs excluding fuel per ALBD for the three months ended February 28, 2013 from $127.85 to $127.74 and $96.73 to $96.63, respectively, to exclude losses on ship sales, net to be consistent with our treatment of these types of charges.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

In addition, because our Europe, Australia & Asia (“EAA”) cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2014 period currency exchange rates have remained constant with the 2013 period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on the translation of our EAA brands. We believe that this is a useful measure since it facilitates a comparative view of the changes in our business in a fluctuating currency exchange rate environment.

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	We believe that the losses on ship sales, net recognized in the three months ended February 28, 2013 are not part of our core operating business and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for gains and losses on ship sales including impairments, net to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these items. Accordingly, we changed our previously reported non-GAAP net income for the three months ended February 28, 2013 from $65 million to $67 million to exclude losses on ship sales, net to be consistent with our treatment of these types of charges.

(d)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present non-GAAP net income and non-GAAP earnings per share excluding these unrealized gains and losses. For the three months ended February 28, 2014, non-GAAP diluted weighted-average shares outstanding were 777 million, which include the dilutive effect of equity plans.

We have not included in our earnings guidance the impact of unrealized gains and losses on fuel derivatives because these unrealized amounts involve a significant amount of uncertainty, and we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted earnings per share guidance and forecasted U.S. GAAP diluted earnings per share guidance, since we do not believe that the reconciliation information would be meaningful.